Exhibit 5.1

June 23, 2017

Voya Financial, Inc.

230 Park Avenue,

New York, New York 10169

Ladies and Gentlemen:

We have acted as special counsel to Voya Financial, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of the Company’s registration statement on Form S-3 (excluding the documents incorporated by reference therein, the “Registration Statement”), relating to the offering and sale from time to time, together or separately and in one or more series (if applicable), of (i) senior debt securities of the Company (the “Senior Debt Securities”) and subordinated debt securities of the Company (the “Subordinated Debt Securities” and, together with the Senior Debt Securities, the “Debt Securities”), (ii) guarantees of the Senior Debt Securities (the “Senior Debt Guarantees”) and guarantees of the Subordinated Debt Securities (the “Subordinated Debt Guarantees” and, together with the Senior Debt Guarantees, the “Guarantees”) by Voya Holdings Inc., a Connecticut corporation and a wholly owned subsidiary of the Company (the “Guarantor”), (iii) shares of common stock, par value $0.01 per share, of the Company, issuable upon the exercise of the ING Warrants (as defined below) and issuable upon conversion or exchange of any other Security (as defined herein) in accordance with its terms (the “Common Stock”), (iv) shares of preferred stock, par value $0.01 per share of the Company, including preferred stock issuable upon conversion or exchange of any other Security (as defined herein) in accordance with its terms (the “Preferred Stock”), (v) warrants of the Company, including those issued to ING Groep N.V. on May 7, 2013 and amended on May 22, 2017 (the “ING Warrants”, and together with any other warrants of the Company, the “Warrants”)) and (vi) units of the Company consisting of two or more of the foregoing which may or may not be separable (the “Units”). The Debt Securities, Guarantees, Common Stock, Preferred Stock, Warrants and Units are referred to herein collectively as the “Securities.” The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and will be offered on an immediate, continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

Voya Financial, Inc., p. 2

The Senior Debt Securities are to be issued under an indenture, dated as of July 13, 2012, among the Company, as issuer, the Guarantor and U.S. Bank National Association, as trustee (the “Trustee”) (as amended or supplemented, the “Senior Indenture”). The Subordinated Debt Securities are to be issued under an indenture, dated as of May 16, 2013, among the Company, as issuer, the Guarantor and the Trustee (as amended or supplemented, the “Junior Subordinated Indenture”). The Senior Indenture and the Junior Subordinated Indenture are each referred to herein as an “Indenture” and collectively referred to herein as the “Indentures.” The terms of the Preferred Stock are to be established in one or more certificates of amendment to be filed with the Secretary of State of the State of New York (each, a “Certificate of Designation”). The ING Warrants were issued under a warrant agreement, dated as of May 7, 2013, among ING U.S., Inc., Computershare Inc. and Computershare Trust Company, N.A as amended by Amendment No. 1 to Warrant Agreement, dated as of May 22, 2017, among the Company, ING Groep, N.V. and Computershare Inc. (together, the “ING Warrant Agreement”). Any additional Warrants are to be issued under one or more warrant agreements (each, a “Warrant Agreement”), to be entered into between the Company and the warrant agent to be named therein. The Units are to be issued under one or more unit agreements (each a “Unit Agreement”) to be entered into between the Company and the unit agent to be named therein.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	executed copies of the Indentures, including the form of Guarantee set forth in Article 12 thereof, conformed copies of which are filed as Exhibits 4.1 and 4.7 to the Registration Statement;

(c)	the form of Common Stock Certificate, filed as Exhibit 4.11 to the Registration Statement;

(d)	an executed copy of the ING Warrant Agreement, a conformed copy of which is filed as Exhibit 4.12 and Exhibit 4.16 to the Registration Statement;

(e)	Warrant issued to ING Groep N.V, dated May 7, 2013, a conformed copy of which is filed as Exhibit 4.15 to the Registration Statement; and

(f)	copies of the Company’s Amended and Restated Certificate of Incorporation certified by the Secretary of State of the State of Delaware and the Company’s Bylaws certified by the corporate secretary of the Company.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Voya Financial, Inc., p. 3

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. The Company is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation.

2. The Debt Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the applicable Indenture.

3. The Guarantees will be the valid, binding and enforceable obligations of the Guarantor, entitled to the benefits of the applicable Indenture.

4. The Common Stock will be validly issued by the Company, fully paid and nonassessable.

5. The Preferred Stock will be validly issued by the Company, fully paid and nonassessable.

6. The ING Warrants, to be offered and sold by ING Groep N.V. are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the ING Warrant Agreement.

7. The Warrants (other than the ING Warrants) will be the valid, binding and enforceable obligations of the Company.

8. The Units will be the valid, binding and enforceable obligations of the Company.

Insofar as the foregoing opinions relate to the valid existence and good standing of the Company, they are based solely on confirmation from public officials. Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company or the Guarantor, (x) we have assumed that the Company, the Guarantor and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it and (y) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In rendering the opinions expressed above, we have further assumed that (i) prior to the issuance of the Securities, the Company and the Guarantor, as applicable, will authorize the offering and issuance of the Securities and will duly authorize, approve and establish the final terms and conditions thereof, which terms will conform to the descriptions thereof in the Registration Statement and the terms of any agreement governing those Securities, and will not violate any applicable law, conflict with any matter of public policy, result in a default under or breach of any agreement or instrument binding upon the Company or violate any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or

Voya Financial, Inc., p. 4

the Guarantor, as applicable; (ii) prior to the issuance of the Securities, the Company and the Guarantor, as applicable, will duly authorize, execute and deliver any agreement necessary with respect to the Securities or contemplated by the Securities or the Registration Statement and will take any other appropriate or necessary corporate action, including the filing of any Certificate of Designation with the Secretary of State of the State of Delaware; (iii) any agreement governing the Securities and any instruments evidencing the Securities will be governed by New York law; (iv) the Securities will be offered, issued, sold and delivered in compliance with applicable law and any requirements therefor set forth in any corporate action authorizing such Securities and any agreement governing those Securities and in the manner contemplated by the Registration Statement and the related prospectus supplements describing the Securities and the offering thereof; (v) the Securities will be offered, sold and delivered to, and paid for by, the purchasers thereof at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, which price, in the case of Common Stock or Preferred Stock, shall not be less than the respective par value thereof; and (vi) if issued in certificated form, certificates representing the Securities will be duly executed and delivered and, to the extent required by any applicable agreement, duly authenticated or countersigned, and if issued in book-entry form, the Securities will be duly registered to the extent required by any applicable agreement.

In rendering the opinions expressed in paragraph 1 above, we have assumed that each series of Debt Securities will be issued with an original aggregate principal amount (or in the case of Debt Securities issued at an original issue discount, an aggregate issue price) of $2,500,000 or more.

We note that any designation in the Securities or any applicable agreement governing those Securities of the U.S. federal courts sitting in New York City as the venue for actions or proceedings relating to such Securities is (notwithstanding any waiver thereof) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. §1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We note that by statute New York provides that a judgment or decree rendered in a currency other than the currency of the United States shall be converted into U.S. dollars at the rate of exchange prevailing on the date of entry of the judgment or decree. There is no corresponding federal statute and no controlling federal court decision on this issue. Accordingly, we express no opinion as to whether a federal court would award a judgment in a currency other than U.S. dollars or, if it did so, whether it would order conversion of the judgment into U.S. dollars. In addition, to the extent that any Securities or applicable agreement governing those Securities includes a provision relating to indemnification against any loss in obtaining currency due from a court judgment in another currency, we express no opinion as to the enforceability of such provision.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement, to the reference to this firm under the heading “Legal Matters” in the Registration Statement and in any prospectus supplement related thereto as counsel for the Company that has passed on the validity of the Securities and to the use of this opinion as a part

Voya Financial, Inc., p. 5

(Exhibit 5.1) of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Pamela L. Marcogliese
Pamela L. Marcogliese, a Partner